Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation
The annual cash compensation payable to non-employee directors of Adamas Pharmaceuticals, Inc. is as follows, payable quarterly in arrears:

Retainer	Amount
Board Member Compensation
Annual Board Member	$40,000
Additional Lead Independent Director	$22,500
Additional Committee Chair Compensation
Audit Committee	$20,000
Compensation Committee	$14,000
Nominating and Corporate Governance Committee	$10,000
Additional Committee Member (non-Chair) Compensation
Audit Committee	$10,000
Compensation Committee	$7,000
Nominating and Corporate Governance Committee	$5,000

Equity Compensation
Non-employee directors also receive an initial equity award upon commencement of service as a board member; thereafter, each non-employee director will receive an annual equity grant on the date of the Adamas Pharmaceuticals, Inc. annual meeting. The form of award in each case is a non-qualified stock option. The initial award is an option to purchase 20,000 shares of Adamas Pharmaceuticals, Inc. common stock that will vest annually over three years of service. Each subsequent annual award is an option to purchase 10,000 shares of Adamas Pharmaceuticals, Inc. common stock that will vest after one year of service. Additionally, upon the closing of a change of control, the vesting of all outstanding equity awards held by non-employee directors will accelerate in full.